Exhibit 10.21

CapLease, Inc.
Summary of Compensation to
Independent Directors

	As of December 12, 2012
Annual cash retainer	$45,000
Committee chair additional retainer	$10,000	(1)
Committee additional retainer (non-chairperson)	$5,000	(2)
Lead independent director retainer	$25,000
Stock award	$50,000	(3)

(1) Except for our audit committee chair, who receives $20,000, and our compensation committee chair, who receives $15,000.

(2) Except for our audit committee members, who receive $10,000.

(3) The number of shares granted will be determined by dividing the stock award value by the average closing price for the Company’s common stock for the 10 trading days immediately prior to the date the committee makes annual stock awards.  Awards will be effective on the anniversary of the Company’s initial public offering and will vest in three equal annual installments beginning on the first anniversary of such date.